Exhibit 10.36
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”), dated as of March 14, 2018 is made by and between Tiffany & Co. and Tiffany and Company (collectively, the “Company”) and Jean-Marc Bellaiche (the “Executive”).

WHEREAS, Executive’s employment with the Company is terminating;
WHEREAS, Executive is party to an offer letter by and between Executive and the Company, dated April 18, 2014 (the “Employment Agreement”);
WHEREAS, the Company wishes to obtain a release of claims from Executive and Executive’s agreement to comply with certain covenants; and
WHEREAS, if Executive provides and does not revoke the Release and the Supplemental Release (each as defined below) and complies with the covenants, the Company will take action to permit the continued vesting of certain PSUs (as defined below) and pay or provide certain other benefits, all as provided for below.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Termination of Employment; Resignations. The Company and Executive agree that Executive’s employment will terminate effective March 31, 2018 (the “Termination Date”). Any position Executive holds as an officer or director of the Company or any of its parents, subsidiaries or affiliates, and/or any position as a member of any committees of the board of directors of the Company or any of its parents, subsidiaries or affiliates, shall be deemed to have ended by resignation effective as of the Termination Date.

2.Severance Payments and Benefits.

a.     Cash Severance. In addition to any salary payments owing for the final payroll period through the Termination Date, payment for any accrued but unused vacation time, and whatever vested rights Executive may have under any Company benefit plan, the Company shall pay Executive $770,000 (the “Severance Payment”), less applicable taxes and other payroll deductions required by law, subject to Sections 6 and 11(a) of this Agreement. The Severance Payment represents a sum aggregating 100% of Executive’s annual gross salary as in effect on the date hereof. The Company will pay the Severance Payment as soon as practicable following the Release Effective Date, but in no event later than the 60th day following the Termination Date (provided that the Release Effective Date has then occurred).

b.FY 2017 Annual Cash Bonus. The Company shall pay to Executive an annual cash bonus for fiscal year 2017, less applicable taxes and other payroll deductions required by law, as determined by the Compensation Committee of the Board of Directors of Tiffany & Co. (the “Compensation Committee”) in the exercise of its discretion (provided that, with respect to the corporate (quantitative) component of such bonus, the Committee’s exercise of discretion shall apply to Executive only to the extent such exercise of discretion applies to senior executives of the Company generally). Such cash bonus shall be paid and payable under the

2014 Plan (as defined in Section 23) and shall be paid to Executive at the same time annual cash bonuses are paid under the 2014 Plan to the other executive officers of the Company generally.

c.Participation in Company’s Benefit Plans. The participation of Executive and Executive’s covered dependents in the Company’s benefit plans shall end on the Termination Date. The Company shall provide Executive and Executive’s covered dependents with a separate notice describing Executive’s rights under COBRA. Until the earlier of (i) the date that Executive becomes eligible for health insurance coverage with a subsequent employer and (ii) September 30, 2019, the Company will reimburse Executive for the COBRA cost of continuing medical coverage under the Company’s medical plan for Executive and his covered dependents enrolled in such plan as of the Termination Date, provided that (i) Executive elects to receive such continued coverage pursuant to a timely COBRA notice and (ii) Executive submits to the Company documentation evidencing the fact that Executive has paid such costs.

d.Vesting of 2016 PSUs. Subject to Sections 6 and 11(a) of this Agreement, the Compensation Committee shall take such action (following, and contingent upon, the occurrence of the Release Effective Date) as is necessary to vest the Pro Rata Performance Portion of the 2016 PSUs under and in accordance with the 2016 PSU Terms (each such capitalized term, as defined in Section 23), with such vesting to occur three business days following the public announcement of Tiffany & Co.’s audited, consolidated financial results for the fiscal year ended January 31, 2019; provided, however, that (x) the Committee’s exercise of discretion under Section 3(c) of the 2016 PSU Terms, if any, shall apply to Executive only to the extent such exercise of discretion applies to senior executives of Executive’s employer generally and (y) in the event Executive breaches Sections 4, 5, and 7 of this Agreement or any of Executive’s obligations under any Pre-Existing Document (as modified by Section 4(b) below) prior to the settlement of the 2016 PSUs, the 2016 PSUs shall be forfeited for no consideration immediately as of the later of the close of business on March 31, 2018 or the date of such breach.

3.Release of Claims and Waiver of Employment.

a.Executive, for and in consideration of the promises and covenants set forth herein, on behalf of himself and his heirs, executors, administrators, representatives, distributes, legatees, beneficiaries, successors and assigns, hereby irrevocably and unconditionally releases and discharges, fully, finally and forever, the Company and its current and former parent entities, subsidiaries, and affiliates; each of their respective current and former directors, officers and employees; each of their respective current and former contractors and vendors and their respective current and former employees; and the successors and assigns of each of the foregoing; and all employee benefit plans of the Company or any of its current and former parent entities, subsidiaries, and affiliates, any trusts and other funding vehicles established in connection with any such plans, and any current and former members of committees established under the terms of any such plans (hereinafter referred to as the “Company Releasees”) from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Releasees arising from the beginning of time up to and including the Effective Date of this Release, including, without limitation, all matters in any way related to or arising out of

Executive’s employment by the Company and any and all of its affiliates or the cessation of Executive’s employment with the Company and any and all of its affiliates including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Corporate and Criminal Fraud Accountability Act of 2002, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York Wage Payment Law, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine.

b.Executive further agrees to and does waive any claims Executive may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future.

c.Notwithstanding the foregoing, this Release does not extend to any right or claim of the Executive (i) to enforce the terms of this Agreement; (ii) to whatever vested rights Executive may have under any Company benefit plan; (iii) that (whether specified above or not) cannot be waived as a matter of law pursuant to federal, state, local or foreign statute; (iv) to any equity of, or ownership interest in, Tiffany & Co. that Executive continues to hold following the Termination Date; (v) to medical benefit continuation coverage, on a self-pay basis, pursuant to and to the extent provided by COBRA; (vi) based on events occurring after the Effective Date; (vii) to indemnification and advancement of legal fees or insurance coverage Executive may have following the Termination Date, including, without limitation, any rights under Executive’s Indemnification Agreement, dated April 1, 2015, the Company’s organizational documents or any “D&O coverage” that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a current or former director, officer or employee of the Company or any of its affiliates; or (viii) for contribution in the event Executive and any of the Company Releasees are found to be jointly liable.

d.The Company will provide to Executive on or about the Termination Date a supplemental release substantially in the form attached hereto as Exhibit A (subject to such modifications as may be required for the release therein to be fully effective under applicable law) (in the form so provided, the “Supplemental Release”). Executive hereby agrees to execute and deliver to the Company the Supplemental Release no earlier than the Termination Date and no later than the time specified in Section 4(a) of the Supplemental Release. As set forth in the Supplemental Release, Executive may revoke the Supplemental Release by delivering a signed revocation notice to the Company within seven (7) days of signing the Supplemental Release. The revocation notice must be delivered to the Company as provided in Section 21 below. If the Supplemental Release is executed and delivered by the date specified in Section 4(a) of the Supplemental Release and no such revocation occurs, the waiver and release of claims set forth in the Supplemental Release shall become effective on the eighth day following the execution of the Supplemental Release (the “Release Effective Date”).

4.Confidential Information; Covenants.

a.Confidential Information.

i.Executive represents that he has not made use of nor disclosed, directly or indirectly, and shall not, at any time, make use of nor disclose, directly or indirectly, to any person or entity, or on any medium, including, but not limited to, social media, any (1) information pertaining to the facts and circumstances giving rise to the negotiation and entry into this Agreement, including, but not limited to, all of its terms (provided, however, that disclosure of such information may be made to Executive’s immediate family and his legal, financial, or tax advisors (such individuals, the “Permitted Recipients”)); (2) trade secret or other confidential or secret information of the Company or of any of its subsidiaries; or (3) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (collectively, “Confidential Information”), other than, with respect to any disclosure prior to the Termination Date, as was authorized by the Company in connection with Executive’s employment with the Company. Executive further confirms that, to date, his actions have been consistent with the foregoing confidentiality obligations. Notwithstanding the foregoing, “Confidential Information” shall not include: (1) information that is or becomes publicly known other than as a result of any act or omission of Executive in breach of this Agreement or as a result of any act or omission by any Permitted Recipient, and (2) information that is required to be disclosed under applicable laws, regulations or judicial or regulatory process.

ii.Notwithstanding Section 4(a)(i) or any other part of this Agreement, any part of the Supplemental Release, or any term of any Pre-Existing Document (as defined below), nothing in this Agreement or the Supplemental Release (or any Pre-Existing Document) precludes Executive or any Permitted Recipient from (1) providing information in response to valid and enforceable subpoenas or as otherwise required by law, rule or regulation, from providing information necessary for preparation and filing of any income tax return, or from using this Agreement to enforce its terms, (2) exercising the rights set out in Section 12 or (3) disclosing or inquiring about wages, benefits and other terms and conditions of employment or employee lists, names or non-Company contact information, when exercising statutory rights to organize or act for individual or mutual benefit under the National Labor Relations Act or other laws, in each case without notice to the Company.

iii.Executive acknowledges that Section 7 of the Defend Trade Secrets Act of 2016 and USC, Title 18, Section 1833 (as amended) provides that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or proceeding if such filing is made under seal; or (3) to Executive’s counsel to use such trade secret in connection with a lawsuit for retaliation by the Company for reporting a suspected violation of law, provided that Executive files any document containing such trade secret under seal and does not disclose such trade secret, except pursuant to court order.

iv.Notwithstanding Section 4(a)(i) or any other part of this Agreement, any part of the Supplemental Release, or any term of any Pre-Existing Document, nothing in this Agreement or the Supplemental Release (or any Pre-Existing Document) precludes Executive or any Permitted Recipient from reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Solely in connection with such reporting, Executive or the Permitted Recipient (as applicable) may disclose the Confidential Information, in confidence, to a government official or to an attorney to address possible violations of the law; however, any disclosure of such information must be in good faith and Executive or such Permitted Recipient must use his or her reasonable best efforts to effectuate such disclosure in a manner that prevents the dissemination of such information beyond those persons necessary to make the report or filing, such as filing such information under seal and otherwise using his or her reasonable best efforts to prevent it from being publicly disclosed. While Executive and the Permitted Recipients are encouraged to bring any such possible violation to the attention of the Company, neither Executive nor any Permitted Recipient needs the prior authorization of the Company or to previously notify the Company to make any such reports or disclosures to these entities.

b.Covenants. Executive acknowledges and agrees that he remains bound by any pre-existing agreements with the Company or policies previously made known or distributed to Executive, including, but not limited to, the Business Conduct Policy, the Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and all other Officers of the Company, the Non-Competition and Confidentiality Covenants, dated April 25, 2017, and the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers, which was acknowledged and agreed by Executive in an agreement dated April 1, 2015 (collectively, the “Pre-Existing Documents”); provided, however, that any provisions in any Pre-Existing Document pertaining to confidentiality, trade secrets, or proprietary information shall be subject in each case to Section 4(a)(ii) - (iv) of this Agreement.

5.Return of Company Property. Executive covenants that, on the Termination Date, he will return or have returned to the Company (i) all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute or contain Confidential Information that Executive may have possessed or have had under his control during his employment (together with all copies thereof) and (ii) all other Company property in Executive’s possession, custody or control, including, without limitation, any borrowed merchandise, credit cards, computers and telecommunication equipment, keys, and any other physical or personal property that Executive obtained in the course of his employment by the Company.

6. Remedies. Executive acknowledges and agrees that his agreement to the terms provided in Sections 4, 5, and 7 was a material inducement to the Company to enter into this Agreement and that a breach by him of any provision contained in Sections 4, 5, and 7 would cause irreparable damage to the Company. In the event the Company reasonably determines in good faith that Executive has breached any provision of Sections 4, 5, and 7 of this Agreement or any of Executive’s obligations under any Pre-Existing Document (as modified by Section 4(b) above), (i) the Company shall not be required to make the Severance Payment to Executive pursuant to Section 2(a) hereof (and, if such Severance Payment shall have already been made to Executive, the Company shall be entitled to recover the full amount of such Severance Payment from Executive) and (ii) the Compensation Committee shall not be required to take any action in respect of Section 2(d) above (and, if any such action shall have already been taken, then the 2016 PSUs, to the extent not already settled, shall be forfeited for no consideration immediately as of the later of the close of business on March 31, 2018 or the date of such breach). For the avoidance of doubt, the remedies described in each of clauses (i) and (ii) of the immediately preceding sentence shall be in addition to any other remedies at law or in equity available to the Company. Notwithstanding any such relief, all of the other terms of this Agreement including, without limitation, the Release, and all of the terms of the Supplemental Release, shall in each case remain in full force and effect.

7.Cooperation. Executive agrees that following his execution of this Agreement, at the Company’s request, he shall provide reasonable assistance to the Company (both before and following the Termination Date) in any investigation which may be performed by the Company or any governmental agency and with respect to any litigation in which the Company may be or become involved. Such assistance shall include Executive making himself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints or other reasonable business or personal constraints that Executive may have. The Company shall reimburse Executive for reasonable expenses, such as telephone, travel, lodging and meal expenses, and reasonable attorneys’ fees, incurred by Executive at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses.

8.Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws. Each party consents to the jurisdiction and venue of the state or federal courts in New York, NY, in any action, suit, or proceeding with respect to any alleged breach by Executive of Sections 4, 5, and 7 above. With respect to all other disputes arising out of or relating to this Agreement, the parties irrevocably agree that such disputes shall be submitted to arbitration before an arbitrator to be selected by the parties under the auspices of the JAMS Employment Arbitration Rules in New York, under its expedited arbitration rules.

9.No Admission of Liability. No action taken by the parties hereto, or any of them, either previously or in connection with this Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made; or an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

10.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums or benefits to Executive under the terms of this Agreement. Executive has had the opportunity to obtain advice from a tax professional. Amounts payable hereunder shall be subject to the Company’s required tax withholding and similar obligations. Any and all tax liabilities incurred by Executive as a result of the payments made or benefits provided under this Agreement, however, shall be Executive’s sole responsibility.

11.Executive’s Representations.

a.Executive agrees that (1) the aggregate payments and benefits provided for by Section 2 of this Agreement exceed anything of value to which Executive would otherwise be entitled under any of Company Releasees’ policies, plans, practices and/or procedures, or pursuant to any prior agreement, arrangement or contract of Executive with Company Releasees (including, without limitation, the Employment Agreement) and (2) Executive’s receipt of such excess payments and benefits is contingent upon (x) the non-revocation of the Release and (y) the timely execution and delivery (in accordance with Section 3(d) hereof) and non-revocation of the Supplemental Release.

b.Executive agrees that (1) the Release shall release the Company and the other Company Releasees from liability to the fullest extent permitted by law; (2) this Agreement is being entered into with the understanding that there are no unresolved claims of any nature that Executive has against the Company or any other Company Releasee; and (3) except for the consideration provided for in this Agreement and for any vested benefits under applicable Company benefit plans to which Executive is or may be entitled, Executive is not entitled to receive any other payment from the Company or any member of the Tiffany Affiliated Group of any type, kind or description (including but not limited to any equity awards, and/or any cash bonus, for fiscal year 2018 or any part thereof). Without limiting the foregoing, Executive acknowledges that the Company has no further obligations under the Employment Agreement.

12.Preservation of Rights. Nothing in this Agreement, any Pre-Existing Document or the Supplemental Release shall be construed to prevent Executive or Executive’s counsel from, without prior notice to the Company (but subject to Section 4(a)(iv) if applicable), filing a charge with, providing information to, participating in any investigation conducted by, or receiving an award for information paid by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, any other U.S. federal, state, or local government agency or commission, or any self-regulatory organization. Nevertheless, Executive gives up the right to recover monetary damages from the Company Releasees as a result of a charge or complaint filed by Executive with respect to any claims released and waived in the Release or the Supplemental Release.

13.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Executive acknowledges that:

a.He has read this Agreement;

b.He has been advised to, and has had the opportunity to, consult with any attorney or other advisor of his choice, or voluntarily declined to do so;

c.He understands all of its terms, including without limitation the waiver and release of claims set forth in Section 3 above (the “Release”);

d.The Release specifically applies to any rights or claims Executive may have against the Company Releasees under the federal Age Discrimination in Employment Act, as amended, or similar state and local statutes;

e.He has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein;

f.He is fully aware of the legal and binding effect of this Agreement;

g.He has been given a period of at least 21 days within which to consider this Agreement or has knowingly and voluntarily waived his right to do so; and

h.He understands that he may revoke the Release (but not any other provision of this Agreement) after signing the Agreement by delivering a signed revocation notice to the Company within seven (7) days of signing this Agreement. The revocation notice must be delivered to the Company as provided in Section 21 below. If no such revocation occurs, the Release shall become effective on the eighth day following the execution of this Agreement (the “Effective Date”). For the avoidance of doubt, all terms of this Agreement other than the Release shall become effective as of the date hereof and shall not be revocable thereafter.

14.Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended (“Code Section 409A”), or an exemption thereunder, and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. To the extent that any provision hereunder is ambiguous as to its compliance with Code Section 409A, the provision shall be interpreted in a manner so that no amount payable to Executive shall be subject to an “additional tax” within the meaning of Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment, if any, provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Code Section 409A. Notwithstanding anything herein to the contrary (but giving effect to the foregoing sentence), (i) if, on the Termination Date, Executive is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder or otherwise by the Company as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or otherwise (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is the first business day of the seventh month following the Separation from Service (or the earliest date as is permitted under Code Section 409A) and interest shall be payable thereon at one hundred percent (100%) of the applicable federal rate, and (ii) if any other payments of money or other benefits due to

Executive hereunder or otherwise could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. To the extent that this Section 14 conflicts with any provision in the Employment Agreement, the terms of this Section 14 will control.

15.Entire Agreement. Except as specifically set forth herein, this Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company, Executive’s compensation by the Company, or the termination of Executive’s employment. This Agreement cannot be amended, supplemented, or modified, nor may any provision hereof be waived, except by a written instrument executed by the parties.

16.Headings; Interpretation. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.

17.Waiver. Except as otherwise provided in this Agreement, any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by or on behalf of the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18.Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party hereto without the written consent of the other party and any attempt to assign without such consent will be void; provided, however, that the Company shall be permitted to assign this Agreement and any right, remedy, obligation or liability arising hereunder or by reason hereof to any other member of the Tiffany Affiliated Group, so long as such entity assumes in writing all obligations of the Company hereunder.

19.Third Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever.

20.Severability. In the event that any provision of this Agreement becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

21.Notices. Any notice, demand, request or communication of any kind required or permitted hereunder shall be in writing and shall be deemed sufficiently served if sent by (i) hand delivery (with receipt acknowledged), (ii) reputable overnight carrier, or (iii) United States registered or certified mail, postage prepaid, return receipt requested to the parties addressed to the individuals and addresses identified below or at such other address as each may designate from time to time by notice to the other parties. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date of delivery, if delivered by hand, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight carrier.

If intended for Executive:        Jean-Marc Bellaiche
To the address on file at the Company or otherwise specified by Executive

If intended for the Company:        Tiffany & Co.
Attn: Leigh M. Harlan
Senior Vice President - Secretary & General Counsel
200 Fifth Avenue
New York, NY 10010

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

23.Defined Terms.

a.“2014 Plan” shall mean the Tiffany & Co. 2014 Employee Incentive Plan, as amended and restated as of March 16, 2016.

b.“2016 PSUs” shall mean those restricted stock units granted to Executive on January 20, 2016 under the 2016 PSU Terms.

c.“2016 PSU Terms” shall mean the terms of Performance-Based Restricted Stock Unit Grant (Non-Transferable) under the 2014 Plan adopted on November 19, 2014 and effective January 14, 2015.

d.“Notice of Grant” shall mean the Notice of Grant, dated January 25, 2016, provided by the Company to Executive in respect of the equity grants made by the Compensation Committee on January 20, 2016, as modified by the letter from the Company to Executive dated April 26, 2016 concerning the performance targets established in connection with such grant.

e.“Performance Period” shall mean the three-year period ending January 31, 2019.

f.“Prorated Performance Portion” shall mean the percentage of the 2016 PSUs determined based on Tiffany & Co.’s cumulative performance during the first and second fiscal year of the Performance Period, as compared to the Earnings Threshold, Earnings Target and Earnings Maximum expressed in the Notice of Grant; provided that (x) the Earnings Threshold, Earnings Target and Earnings Maximum shall be pro-rated for the cumulative two-year period (66.67%) and applied in a manner consistent with the guidance provided by the Compensation Committee as referenced in Section 3(c) of the 2016 PSU Terms and (y) achievement of the ROA Target (as defined in the Notice of Grant) shall not be considered as a factor in determining the number of 2016 PSUs to vest.

g.“Tiffany Affiliated Group” means those business entities, including Tiffany and Company, who are controlled by Tiffany & Co., directly or indirectly, and the term “Tiffany Affiliate” refers to a member of the Tiffany Affiliated Group.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.
PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Dated: March 12, 2018        By: /s/ Jean-Marc Bellaiche
    Jean-Marc Bellaiche

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

On the 14th day of March, 2018, before me personally came Jean-Marc Bellaiche, to me known to be the person described in, and who executed the foregoing instrument, and acknowledged that he executed the same.

/s/ Naina L Rasheed____
NOTARY PUBLIC

Naina L. Rasheed
Notary Public, State of New York
Registration No. 01RA6001489
Qualified in Nassau County
Certificate Filed in New York County
My Commission Expires January 12, 2022

TIFFANY AND COMPANY
TIFFANY & CO.

Dated: March 14, 2018        By: /s/Alessandro Bogliolo
Name: Alessandro Bogliolo
Title: Chief Executive Officer

Exhibit A
Form of Supplemental Release

SUPPLEMENTAL WAIVER AND GENERAL RELEASE
This Supplemental Waiver and General Release (“Supplemental Release”) is executed and made by Jean-Marc Bellaiche (“Executive”), on this ___ day of __________, 2018.
WHEREAS, Executive’s employment with Tiffany & Co. and Tiffany and Company (collectively, the “Company”) terminated on March 31, 2018;

WHEREAS, the Company and Executive agreed in the Separation Agreement and Release, dated March , 2018 (the “Agreement”), upon the arrangements relating to Executive’s termination of employment, including Executive’s obligation to execute and deliver this Supplemental Release to the Company, and in consideration of the terms and provisions set forth in the Agreement and herein;
NOW THEREFORE, it is hereby agreed by Executive, for good and sufficient consideration, as follows (capitalized terms having the definition set forth in the Agreement unless provided otherwise herein):

1.	Release of Claims.

a. Executive, for and in consideration of the promises and covenants set forth in the Agreement, on behalf of himself and his heirs, executors, administrators, representatives, distributes, legatees, beneficiaries, successors and assigns, hereby irrevocably and unconditionally releases and discharges, fully, finally and forever, the Company Releasees from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Releasees arising from the beginning of time up to and including the Release Effective Date, including, without limitation, all matters in any way related to or arising out of Executive’s employment by the Company and any and all of its affiliates or the cessation of Executive’s employment with the Company and any and all of its affiliates including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Corporate and Criminal Fraud Accountability Act of 2002, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York Wage Payment Law, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine.
b.    Notwithstanding the foregoing, the waiver and release set forth in Section 1(a) of this Supplemental Release does not extend to any right or claim of the Executive (i) to enforce the terms of the Agreement or this Supplemental Release; (ii) to whatever vested rights Executive may have under any Company benefit plan; (iii) that (whether specified above or not)

cannot be waived as a matter of law pursuant to federal, state, local or foreign statute; (iv) to any equity of, or ownership interest in, Tiffany & Co. that Executive continues to hold following the Termination Date; (v) to medical benefit continuation coverage, on a self-pay basis, pursuant to and to the extent provided by COBRA; (vi) based on events occurring after the Release Effective Date; (vii) to indemnification and advancement of legal fees or insurance coverage Executive may have following the Termination Date, including, without limitation, any rights under Executive’s Indemnification Agreement, dated April 1, 2015, the Company’s organizational documents or any “D&O coverage” that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a current or former director, officer or employee of the Company or any of its affiliates; or (viii) for contribution in the event Executive and any of the Company Releasees are found to be jointly liable.
2. Severance Payment. Executive agrees that, upon timely executing and not revoking this Supplemental Release, he shall receive the payment set forth in Section 2(a) of the Agreement, subject to the terms and conditions set forth therein.
3.     Executive’s Representations.
a.     Executive agrees that (1) the waiver and release set forth in Section 1(a) of this Supplemental Release shall release the Company and the other Company Releasees from liability to the fullest extent permitted by law; (2) this Supplemental Release is being entered into with the understanding that there are no unresolved claims of any nature that Executive has against the Company or any other Company Releasee; and (3) except for the consideration provided for in the Agreement and for any vested benefits under applicable Company benefit plans to which Executive is or may be entitled, Executive is not entitled to receive any other payment from the Company or any member of the Tiffany Affiliated Group (as defined in Section 23) of any type, kind or description (including but not limited to any equity awards, and/or any cash bonus, for fiscal year 2018 or any part thereof). Without limiting the foregoing, Executive acknowledges that the Company has no further obligations under the Employment Agreement.
b.    Executive agrees that this Supplemental Release is executed voluntarily and without any duress or undue influence on the part or behalf of Executive, with the full intent of releasing all claims. Executive acknowledges that:
i.He has read the Agreement and this Supplemental Release;

ii.	He has been advised to, and has had the opportunity to, consult with any attorney or other advisor of his choice, or voluntarily declined to do so;

iii.	He understands all of the terms of this Supplemental Release, including without limitation the waiver and release of claims set forth in Section 1(a) above;

iv.
The waiver and release of claims set forth in Section 1(a) above specifically applies to any rights or claims Executive may have against the Company Releasees under the federal Age Discrimination in Employment Act, as amended, or similar state and local statutes;

v.
He has entered into this Supplemental Release of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Supplemental Release other than the express terms set forth herein;

vi.	He is fully aware of the legal and binding effect of this Supplemental Release;

vii.	He has been given a period of at least 21 days within which to consider this Supplemental Release or has knowingly and voluntarily waived his right to do so; and

viii.
He understands that he may revoke the waiver and release of claims set forth in Section 1(a) above after signing the Supplemental Release by delivering a signed revocation notice to the Company within seven (7) days of signing this Supplemental Release. The revocation notice must be delivered to the Company as provided in Section 21 of the Agreement.

4.    Release Effective Date. The waiver and release of claims set forth in Section 1(a) above shall become effective on the eighth day following the execution of this Supplemental Release (the “Release Effective Date”) so long as (a) the Supplemental Release has been executed and delivered no later than April 25, 2018 and (b) there has been no revocation as set forth in Section 3(b)(viii) above. For the avoidance of doubt, (x) the Release Effective Date shall not occur if (i) the Supplemental Release is not executed and delivered by the date specified in Section 4(a) or (ii) the Supplemental Release is revoked in accordance with the terms of Section 3(b)(viii) above and (y) all terms of this Supplemental Release other than the waiver and release of claims set forth in Section 1(a) above shall become effective as of the date hereof and shall not be revocable thereafter.
5.    Headings. The section, paragraph and other headings contained in this Supplemental Release are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Supplemental Release.
6.    Severability. In the event that any provision of this Supplemental Release becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Supplemental Release shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.
YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT AND SUPPLEMENTAL RELEASE CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND SUPPLEMENTAL RELEASE; THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT AND SUPPLEMENTAL RELEASE; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND SUPPLEMENTAL RELEASE WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT AND SUPPLEMENTAL RELEASE HAS BINDING LEGAL EFFECT;

AND THAT YOU HAVE EXECUTED THIS AGREEMENT AND SUPPLEMENTAL RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT AND SUPPLEMENTAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Dated:________________    By: _____________________
    Jean-Marc Bellaiche

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

On the ___ day of ________, 2018, before me personally came Jean-Marc Bellaiche, to me known to be the person described in, and who executed the foregoing instrument, and acknowledged that he executed the same.

________________________
NOTARY PUBLIC